NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 19, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 06, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Switch, Inc. and Sunshine Parent Merger Sub Inc., a wholly owned subsidiary of Sunshine Bidco Inc., each affiliated with (1) investment funds controlled by DigitalBridge Partners II, LP, an affiliate of DigitalBridge Group, Inc., and (2) IFM Global Infrastructure Fund, is advised by IFM Investors Pty Ltd., became effective before market open on December 6, 2022. Each share of Switch, Inc. was exchanged for USD 34.25 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 06, 2022.